UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

CARROLS RESTAURANT GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, NY 13203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held June 3, 2009

To the Stockholders of

Carrols Restaurant Group, Inc.:

You are invited to attend the annual meeting of stockholders (the “Meeting”) of CARROLS RESTAURANT GROUP, INC., a Delaware corporation (“we”, “us”, “our” and the “Company”), at the Newark Liberty International Airport Marriott, Newark, New Jersey, 07114 on Wednesday, June 3, 2009, at 1:00 P.M. (EDT), for the following purposes:

(1)	To elect three directors of the Company as Class III directors to serve for a term of three years and until their successors have been duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2009 fiscal year; and

(3)	To consider and act upon such other matters as may properly come before the Meeting.

Only stockholders of record at the close of business on April 15, 2009 are entitled to receive notice of, and to vote at, the Meeting, and at any adjournment or adjournments thereof. A list of the stockholders of the Company as of the close of business on April 15, 2009 will be available for inspection during business hours for ten days prior to the Meeting at the Company’s principal executive offices located at 968 James Street, Syracuse, New York 13203.

We are taking advantage of the new Securities and Exchange Commission rule that allows us to deliver our proxy materials (which include the proxy statement included with this notice, our 2008 annual report and form of proxy card) to stockholders via the Internet. As a result, our stockholders will receive a mailing containing only a notice of the Meeting instead of paper copies of our proxy materials.

Your vote is important. Whether or not you plan to attend the Meeting, please review our proxy materials and request a proxy card to sign, date and return or submit your proxy by telephone or through the Internet. If you attend the Meeting in person, you may, if you desire, revoke your proxy and choose to vote in person even if you had previously sent in your proxy card or voted by telephone or the Internet.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN,
Vice President, General Counsel and Secretary

Syracuse, New York

April 24, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2009

The Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders is available at www.proxyvote.com.

CARROLS RESTAURANT GROUP, INC.

968 James Street

Syracuse, NY 13203

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 3, 2009

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors, also referred to as the Board of Directors or the Board, of CARROLS RESTAURANT GROUP, INC., a Delaware corporation, to be used at the annual meeting of stockholders (the “Meeting”) of the Company which will be held at the Newark Liberty International Airport Marriott, Newark, New Jersey 07114 on Wednesday, June 3, 2009, at 1:00 P.M. (EDT), and at any adjournment or adjournments thereof.

All references in this Proxy Statement to the “Company”, “we”, “us”, and “our” refer to Carrols Restaurant Group, Inc.

Pursuant to the new “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials (which include this proxy statement, our 2008 annual report and form of proxy) via the Internet. A Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to our stockholders of record and beneficial owners (stockholders who own their stock through a nominee such as a bank or broker). The document will instruct stockholders on how to access the proxy materials on a secure website referred to in the Notice or how to request printed copies.

In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Your vote is important. Your shares can be voted at the Meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to authorize your proxy in advance. You may complete your proxy and authorize your vote by proxy over the Internet or by telephone. In addition, if you received paper copies of the proxy materials by mail, you can also complete your proxy and authorize your vote by mail by following the instructions on the proxy card. Completing your proxy and authorizing your vote by proxy over the Internet, by telephone or by written proxy card will ensure your representation at the Meeting regardless of whether you attend in person.

We encourage you to complete your proxy and authorize your vote by proxy electronically by going to the website www.proxyvote.com and entering your 12-digit control number located on your proxy card to create an electronic voting instruction form or complete your proxy and authorize your vote by calling the toll-free number (for residents of the United States and Canada) listed on your Notice and proxy card. Please have your Notice or proxy card in hand when going online or calling. If you complete your proxy and authorize your vote by proxy electronically over the Internet, you do not need to return your proxy card. If you choose to complete your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares beneficially in street name through a nominee (such as a bank or broker), you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

You may revoke your proxy at any time before it is voted at the Meeting by:

•	properly executing and delivering a later-dated proxy (including a telephone or Internet proxy authorization);

•	voting by ballot at the Meeting; or

•	sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Unless so revoked, the shares represented by proxies will be voted at the Meeting. The shares represented by the proxies solicited by our Board of Directors will be voted in accordance with the directions given therein, but if no direction is given, such shares will be voted (i) FOR the election of the three named director nominees as Class III directors and (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the 2009 fiscal year.

Stockholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as inspector of election at the Meeting and who has executed and verified an oath of office. The affirmative vote of (i) a plurality of the shares present at the Meeting and entitled to vote on the subject matter is required to elect the director nominees to the Board of Directors and (ii) a majority of the shares present at the Meeting and entitled to vote on the subject matter is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year and approve any other business which may properly come before the Meeting. Abstentions and broker “non-votes” are included in the determination of the number of shares present at the Meeting for quorum purposes. Abstentions will count as a vote against the proposals, other than the election of directors. Abstentions will not have an effect on the election of directors because directors are elected by a plurality of the votes cast. Broker “non-votes” are not counted in the tabulations of the votes cast on any of the proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There are no proposals at this Meeting which involve a broker “non-vote.”

Our principal executive offices are located at 968 James Street, Syracuse, New York 13203. The approximate date on which the Notice was first sent or given to stockholders was on or about April 24, 2009.

We use a 52 or 53 week fiscal year ending on the Sunday closest to December 31. For convenience, all references herein to the fiscal years ended December 30, 2007 and December 28, 2008 will hereinafter be referred to as the 2007 and 2008 fiscal years, respectively, or the fiscal years ended December 31, 2007 and 2008, respectively. All reference herein to the fiscal year ending January 3, 2010 will hereinafter be referred to as the 2009 fiscal year or the fiscal year ending December 31, 2009.

VOTING SECURITIES

We had outstanding 21,592,462 shares of our common stock, par value $.01 per share (the “Common Stock”), at the close of business on April 15, 2009. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the Meeting. Only stockholders of record at the close of business on April 15, 2009 will be entitled to vote.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible, each serving staggered three-year terms. As a result, approximately one third of our Board of Directors will be elected each year.

The terms of office of our Board of Directors are:

•	Class I directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2010 and when their successors are duly elected and qualify;

•	Class II directors, whose term will expire at the Annual Meeting of Stockholders to be held in 2011 and when their successors are duly elected and qualify; and

•	Class III directors, whose initial term will expire at this Meeting and when their successors are duly elected and qualify.

Our Class I directors are Alan Vituli and Daniel T. Accordino; our Class II directors are Joel M. Handel and Clayton E. Wilhite; and our Class III directors are Robin P. Selati, Jack A. Smith and Olaseni Adeyemi Sonuga.

Three directors will be elected at the Meeting as Class III directors of the Company for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2012 and until their respective successors shall have been elected and shall qualify. The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, our Board of Directors knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any nominee and any other person pursuant to which such person was selected as a nominee.

Our Corporate Governance and Nominating Committee has reviewed the qualifications of the nominees for director and has recommended each of the nominees for election to the Board of Directors.

Name of Nominee	Principal Occupation	Age	Year Became a Director
Robin P. Selati	Managing Director, Madison Dearborn Partners, LLC	43	1997
Jack A. Smith	President, SMAT, Incorporated	73	2006
Olaseni Adeyemi Sonuga	General Manager Bahrain International Bank (E.C)	54	2004

Robin P. Selati has served as a Director since March 1997. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”), a leading private equity firm, and joined the firm in 1993. Before 1993, Mr. Selati was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. Mr. Selati also serves on the board of directors of Tuesday Morning Corporation, Ruth’s Chris Steak House, Inc. and The Yankee Candle Corporation. Mr. Selati also serves on the board of directors of other non-public companies.

Jack A. Smith has served as a Director since December 14, 2006, the date of our initial public offering on which our Registration Statement on Form S-1 relating to the initial public offering of our common stock (the “IPO”) was declared effective by the SEC (the “Effective Time”). Mr. Smith is President of SMAT, Incorporated, a consulting company specializing in consumer services. Mr. Smith founded The Sports Authority, Inc., a national sporting goods chain, in 1987 where he served as Chief Executive Officer until September 1998 and as

Chairman until April 1999. From 1982 until 1987, Mr. Smith served as Chief Operating Officer of Herman’s Sporting Goods. Prior to Herman’s, Mr. Smith served in executive management positions with other major retailers including Sears & Roebuck, Montgomery Ward, Jefferson Stores and Diana Shops. Mr. Smith also serves on the board of directors of Darden Restaurants, Inc.

Olaseni Adeyemi Sonuga has served as a Director since March 2004. Mr. Sonuga is the General Manager of Bahrain International Bank (E.C.), a Bahraini international investment bank that he joined in 2002 as Chief Financial Officer. Bahrain International Bank (E.C.) (“Bahrain International Bank”) has advised us that the stockholders and creditors of Bahrain International Bank entered into an agreement in May 2004, the Asset Realization Protocol Agreement, under which Bahrain International Bank has been given time to liquidate its assets to meet its liabilities. Between 1999 and 2002, Mr. Sonuga served as Advisor to the Chairman of Oman Aviation Services Company SAOG, an Omani listed company that owned Oman Air and also provided airport services at all Omani airports. Prior to this, he was a Vice President at Taib Bank, a Bahraini listed company, since 1997. In the period 1992 to 1997, he was the Business Services Manager of the National Drilling Company of Abu Dhabi, UAE. He began his career as a Chartered Accountant in the UK in 1979 when he joined the London office of Touche Ross. Mr. Sonuga is a Director on the board of several private companies both in the United States and internationally, including BIB Holdings (Bermuda) Ltd., a wholly-owned subsidiary of Bahrain International Bank.

The Board of Directors unanimously recommends a vote FOR the election of the three named Class III nominees to our Board of Directors, Robin P. Selati, Jack A. Smith and Olaseni Adeyemi Sonuga. Proxies received in response to this solicitation will be voted FOR the election of the three named Class III nominees to our Board of Directors unless otherwise specified in the proxy.

Information Regarding Other Members of the Board of Directors

The following table sets forth information with respect to each of the other members of the Board of Directors whose term extends beyond the Meeting, including the Class of such director and the year in which each such director’s term would expire.

Name	Age	Year Became a Director	Year Term Expires and Class
Alan Vituli	67	1986	2010 Class I
Daniel T. Accordino	58	1993	2010 Class I
Clayton E. Wilhite	63	1997	2011 Class II
Joel M. Handel	73	2006	2011 Class II

Alan Vituli has been Chairman of the Board of the Company since 1986 and Chief Executive Officer of the Company since March 1992. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc. as a Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and for the last 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through our acquisition of Pollo Tropical, Inc. in 1998, Mr. Vituli served on the board of directors of Pollo Tropical, Inc. Mr. Vituli also serves on the board of directors of Ruth’s Chris Steak House, Inc.

Daniel T. Accordino has been President, Chief Operating Officer and a Director of the Company since February 1993. Before that, Mr. Accordino served as Executive Vice President—Operations from December 1986 and as Senior Vice President of Carrols Corporation, our wholly-owned subsidiary (“Carrols”), from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.

Clayton E. Wilhite has served as a Director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group Worldwide LLC, and was Managing Partner of its North American Group from May 1998 to December 2004 and Managing Partner of CFI Worldwide LLC from January 2005, until his retirement on December 31, 2007. Mr. Wilhite continues to be a Senior Partner and shareholder of CFI Group Worldwide LLC. Mr. Wilhite has served since September 1998 on the board of directors of CFI Group Worldwide LLC, an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Inc., Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.

Joel M. Handel has served as a Director since the Effective Time . Since November 2008, Mr. Handel has been a partner in the law firm Seyforth Shaw LLP. From 2001 until joining Seyforth Shaw, Mr. Handel was a partner in the law firm of Brown Raysman Millstein Felder & Steiner LLP which merged with and became a part of Thelen Reid Brown Raysman & Steiner on December 1, 2006. From 1976 to 2001 he was managing partner of the law firm of Baer Marks & Upham LLP.

Arrangements With Respect to the Board of Directors

In connection with the IPO, the parties to a certain Stockholders Agreement, as amended, among Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P. (collectively, the “Madison Dearborn Stockholders”) which are funds managed by entities affiliated with Madison Dearborn, BIB, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman entered into an agreement providing for the termination of the Stockholders Agreement upon the completion of the IPO. Such agreement also provides that we and our Board of Directors take all necessary action within our control so that one director designated by the Madison Dearborn Stockholders (collectively) and one director designated by BIB are nominated for election as Class III directors to our Board of Directors (and whose term of office will therefore expire at this Meeting), and gives the Madison Dearborn Stockholders (collectively) and BIB the sole right to remove and replace (with a designee reasonably acceptable to us) their respective directors. Such right to replace directors may only be exercised once by each of the Madison Dearborn Stockholders (collectively) and BIB. The right to nominate, remove and replace directors as aforesaid terminates upon the earliest of (1) immediately prior to this Meeting, (2) with respect to the Madison Dearborn Stockholders, at any time they collectively cease to own, of record or beneficially, at least 5% of the aggregate number of shares of our Common Stock then outstanding, and (3) with respect to BIB, at any time it ceases to own, of record or beneficially, at least 5% of the aggregate number of our shares of Common Stock then outstanding. Mr. Selati, a Class III director of the Company and a current nominee for election to the Board of Directors as a Class III director, is currently serving as a designee of the Madison Dearborn Stockholders. Mr. Sonuga, a Class III director of the Company and a current nominee for election to the Board of Directors as a Class III director, is currently serving as a designee of BIB.

Information Regarding Executive Officers

Name	Age	Position
Alan Vituli	67	Chief Executive Officer and Chairman of the Board of Directors of the Company
Daniel T. Accordino	58	President and Chief Operating Officer of the Company
Paul R. Flanders	52	Vice President, Chief Financial Officer and Treasurer of the Company
Joseph A. Zirkman	48	Vice President, General Counsel and Secretary of the Company
Timothy J. LaLonde	52	Vice President, Controller of the Company
Michael A. Biviano	52	Executive Vice President, Taco Cabana
James E. Tunnessen	54	Executive Vice President, Pollo Tropical

For biographical information regarding Alan Vituli and Daniel T. Accordino, please see page 4 of this Proxy Statement.

Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retail chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

Joseph A. Zirkman has been Vice President and General Counsel since January 1993. He was appointed Secretary in February 1993. Before joining us, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.

Michael A. Biviano has been Executive Vice President of Taco Cabana since January 2002. Prior to that, he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor since 1983. Mr. Biviano has been an employee of ours since 1973.

James E. Tunnessen has been Executive Vice President of Pollo Tropical since August 2003. Prior to that he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor from 1979. Mr. Tunnessen has been an employee of ours since 1971.

Information Regarding the Board of Directors and Committees

Family Relationships

There are no family relationships between any of our executive officers or directors.

Independence of Directors

During the fiscal year ended December 31, 2008, the Board met or acted by unanimous consent on six occasions. During the fiscal year ended December 31, 2008, each of the directors attended at least 75% of the aggregate number of meetings of the Board and of any committees of the Board on which they served. The Company does not have a policy on attendance by directors at our annual meeting of stockholders. All but one of our directors attended our 2008 annual meeting of stockholders.

As required by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by our Board. Our Board determines director independence based on an analysis of such listing standards and all relevant securities and other laws and regulations regarding the definition of “independent”.

Consistent with these considerations, after review of all relevant transactions and relationships between each director, any of his or her family members, and us, our executive officers and our independent registered public accounting firm, the Board has affirmatively determined that a majority of our Board is comprised of independent directors. Our independent directors pursuant to NASDAQ are Messrs. Handel, Wilhite, Selati, Smith and Sonuga.

Committees of the Board

The standing committees of our Board of Directors consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Board of Directors may also establish from time to time any other committees that it deems necessary or advisable.

Audit Committee

Our Audit Committee consists of Messrs. Wilhite, Smith and Handel, with Mr. Smith serving as the Chairman of the Audit Committee. All three current members of the Audit Committee satisfy the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 5605 of the NASDAQ listing standards. Each member of our Audit Committee is financially literate. In addition, Mr. Smith serves as our Audit Committee “financial expert” within the meaning of Item 407 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), and has the financial sophistication required under the NASDAQ listing standards. Our Audit Committee, among other things:

•	reviews our annual and interim financial statements and reports to be filed with the SEC;

•	monitors our financial reporting process and internal control system;

•	appoints and replaces our independent outside auditors from time to time, determines their compensation and other terms of engagement and oversees their work;

•	oversees the performance of our internal audit function;

•	conducts a review of all related party transactions for potential conflicts of interest and approves all such related party transactions;

•

establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	oversees our compliance with legal, ethical and regulatory matters.

The Audit Committee has the sole and direct responsibility for appointing, evaluating and retaining our independent registered public accounting firm and for overseeing their work. All audit services to be provided to us and all permissible non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm are approved in advance by our Audit Committee. During the fiscal year ended December 31, 2008, the Audit Committee met or acted by unanimous consent on six occasions. The Audit Committee has adopted a formal written Audit Committee charter that complies with the requirements of the Exchange Act and the NASDAQ listing standards. A copy of the Audit Committee charter is available on the investor relations section of our website at www.carrols.com.

Audit Committee Report

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls and disclosure controls and procedures. The independent registered public accounting firm audits the Company’s financial statements and expresses an opinion on the financial statements based on their audit. The independent registered public accounting firm also performs an annual audit of the Company’s system of internal control over financial reporting and expresses an opinion on these internal controls based on their audit. The Audit Committee oversees on behalf of the Board (i) the accounting, financial reporting and internal control processes of the Company and (ii) the audits of the financial statements and internal controls of the Company. The Audit Committee operates under a written charter adopted by the Board.

The Company has an Internal Audit Department that reports to the Audit Committee. The Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussions of audit project results, as well as quarterly assessments of internal controls.

The Audit Committee has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s financial statements for the year ended December 31, 2008 were prepared in accordance with generally accepted accounting principles. We discussed the financial statements with both management and Deloitte. We also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 114, as amended “Communication with Audit Committees” and Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” The Audit Committee also discussed with Deloitte the firm’s independence from the Company and management, including the independent auditors’ written disclosures required by Independent Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) as adopted by the PCAOB.

The Audit Committee also discussed with Deloitte the overall scope and plans for the audit. The Audit Committee met with Deloitte both with and without management, to discuss the results of their examination, the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Management has completed its annual documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee met periodically, both independently and with management, to review and discuss the Company’s progress in complying with Section 404, including PCAOB Auditing Standard No. 5 regarding the audit of the system of internal control over financial reporting. The Audit Committee also met periodically with Deloitte to discuss our internal controls and the status of the Company’s Section 404 compliance efforts. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal controls.

Based on the foregoing, we have recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Jack A. Smith, Chairman

Clayton E. Wilhite

Joel M. Handel

Compensation Committee

Our Compensation Committee consists of Messrs. Smith, Selati and Wilhite, with Mr. Wilhite serving as the Chairman of the Compensation Committee. All of these members of our Compensation Committee are “independent” as defined under Rule 5605 of the NASDAQ listing standards. The purpose of our Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers. Our Compensation Committee, among other things:

•	provides oversight on the development and implementation of the compensation policies, strategies, plans and programs for our outside directors and disclosure relating to these matters; and

•	reviews and approves the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries.

The processes and procedures by which the Compensation Committee considers and determines executive officer compensation and outside directors compensation are described in the Compensation Discussion and Analysis included in this Proxy Statement. The Compensation Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Compensation Committee. The Compensation Committee has adopted a formal, written Compensation Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 31, 2008, the Compensation Committee met or acted by unanimous consent on four occasions. A copy of the Compensation Committee charter is available on the investor relations section of our website at www.carrols.com.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Messrs. Handel, Selati and Sonuga, with Mr. Handel serving as the Chairman of the Corporate Governance and Nominating Committee. All of these members are “independent” as defined under Rule 5605 of the NASDAQ listing standards. Our Corporate Governance and Nominating Committee, among other things:

•

establishes criteria for Board and committee membership and recommends to our Board of Directors proposed nominees for election to the Board of Directors and for membership on committees of the Board of Directors;

•	makes recommendations regarding proposals submitted by our stockholders; and

•	makes recommendations to our Board of Directors regarding corporate governance matters and practices.

The Corporate Governance and Nominating Committee has adopted a formal written Corporate Governance and Nominating Committee charter that complies with SEC rules and regulations and the NASDAQ listing standards. During the fiscal year ended December 31, 2008, the Corporate Governance and Nominating Committee met or acted by unanimous written consent on one occasion. A copy of the Corporate Governance and Nominating Committee charter is available on the investor relations section of our website at www.carrols.com.

Nominations For The Board Of Directors

The Corporate Governance and Nominating Committee of the Board of Directors considers director candidates based upon a number of qualifications. The qualifications for consideration as a director nominee vary according to the particular area of expertise being sought as a complement to the existing composition of the Board. At a minimum, however, the Corporate Governance and Nominating Committee seeks candidates for director who possess:

•	the highest personal and professional ethics, integrity and values;

•	the ability to exercise sound judgment;

•	the ability to make independent analytical inquiries;

•	willingness and ability to devote adequate time, energy and resources to diligently perform Board and Board committee duties and responsibilities; and

•	a commitment to representing the long-term interests of the stockholders.

In addition to such minimum qualifications, the Corporate Governance and Nominating Committee takes into account the following factors when considering a potential director candidate:

•	whether the individual possesses specific industry expertise and familiarity with general issues affecting our business;

•	whether the person would qualify as an “independent” director under SEC and NASDAQ rules; and

•	the importance of diversified Board membership in terms of the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee shall make every effort to ensure that the Board and its committees include at least the required number of independent directors, as that term is defined by applicable standards promulgated by NASDAQ and/or the SEC. Backgrounds giving rise to actual or perceived conflicts of interest are undesirable. In addition, prior to nominating an existing director for re-election to the Board, the Corporate Governance and Nominating Committee will consider and review such existing director’s Board and Committee attendance and performance, independence, experience, skills and the contributions that the existing director brings to the Board.

The Corporate Governance and Nominating Committee has not in the past relied upon third-party search firms to identify director candidates, but may employ such firms if so desired. The Corporate Governance and Nominating Committee generally relies upon, receives and reviews recommendations from a wide variety of contacts, including current executive officers, directors, community leaders, and stockholders as a source for potential director candidates. The Board retains complete independence in making nominations for election to the Board.

The Corporate Governance and Nominating Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Corporate Governance and Nominating Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. Pursuant to our amended and restated bylaws, any stockholder may recommend nominees for director not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders, by writing to Joseph A. Zirkman, Vice President, General Counsel and Secretary, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203, giving the name, Company stockholdings and contact information of the person making the nomination, the candidate’s name, address and other contact information, any direct or indirect holdings of our securities by the nominee, any information required to be disclosed about directors under applicable securities laws and/or stock exchange requirements, information regarding related party transactions with us, the nominee and/or the stockholder submitting the nomination, and any actual or potential conflicts of interest, the nominee’s biographical data, current public and private company affiliations, employment history and qualifications and status as “independent” under applicable securities laws and/or stock exchange requirements. All of these communications will be reviewed by our Secretary and forwarded to Joel M. Handel, the Chairman of the Corporate Governance and Nominating Committee, for further review and consideration in accordance with this policy. Any such stockholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Code of Ethics

We have adopted written codes of ethics applicable to our directors, officers and employees in accordance with the rules of the SEC and the NASDAQ listing standards. We make our codes of ethics available free of charge on the investor relations section of our website at www.carrols.com. We will disclose on our website amendments to or waivers from our codes of ethics in accordance with all applicable laws and regulations.

Section 16(A) Beneficial Ownership Reporting Compliance

Based upon a review of the filings furnished to us pursuant to Rule 16a-3(e) promulgated under the Exchange Act, and on representations from our executive officers and directors and persons who beneficially own more than 10% of our Common Stock, all filing requirements of Section 16(a) of the Exchange Act were complied with in a timely manner during the fiscal year ended December 31, 2008, except that (i) Alan Vituli, our Chairman of the Board and Chief Executive Officer, failed to file timely Statements of Changes in Beneficial Ownership on Form 4 by November 11, 2008 and such Forms were filed with the SEC by Mr. Vituli on November 12, 2008, and (ii) Mr. Vituli failed to file a timely Statement of Changes in Beneficial Ownership on Form 4 by November 16, 2008 and such Form 4 was filed with the SEC by Mr. Vituli on November 21, 2008.

Stockholder Communications With The Board Of Directors

Any stockholder or other interested party who desires to communicate with our Chairman of the Board of Directors or any of the other members of the Board of Directors may do so by writing to: Board of Directors, c/o Alan Vituli, Chief Executive Officer and Chairman of the Board of Directors, Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203. Communications may be addressed to the Chairman of the Board, an individual director, a Board committee, the non-management directors or the full Board. Communications will then be distributed to the appropriate directors unless the Chairman determines that the information submitted constitutes “spam,” pornographic material and/or communications offering to buy or sell products or services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our Common Stock as of April 15, 2009, by:

•	each person known by us to beneficially own more than 5% of all outstanding shares of our Common Stock;

•	each of our directors, nominees for director and Named Executive Officers (as defined in “Executive Compensation—Compensation Discussion and Analysis” herein) individually; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, to our knowledge, all persons listed below have sole voting power and investment power and record and beneficial ownership of their shares, except to the extent that authority is shared by spouses under applicable law.

The information contained in this table reflects “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person (and/or pursuant to proxies held by that person) that were exercisable on April 15, 2009 or became exercisable within 60 days following that date are considered outstanding, including those options to officers and directors authorized by board resolution, but not yet issued. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person, nor is there any obligation to exercise any of the options. Except as otherwise indicated, the address for each beneficial owner is c/o Carrols Restaurant Group, Inc., 968 James Street, Syracuse, NY 13203.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Madison Dearborn Capital Partners (1)	3,729,869	17.3%
BIB Holdings (Bermuda) Ltd. (2)	3,729,870	17.3%
Manulife Financial Corporation (3)	2,457,647	11.4%
Osterweis Capital Management, Inc. (4)	1,086,858	5.0%
Alan Vituli (5)	1,740,793	8.1%
Daniel T. Accordino (6)	756,001	3.5%
Paul R. Flanders (7)	90,321	*
James E. Tunnessen (8)	63,017	*
Michael A. Biviano (9)	93,505	*
Joel M. Handel (10)	8,800	*
Clayton E. Wilhite (10)	53,952	*
Robin P. Selati (11)	3,729,869	17.3%
Olaseni Adeyemi Sonuga (12)	—	—
Jack A. Smith (10)	18,800	*
All directors and executive officers as a group (12 persons) (13)	6,811,092	31.5%

*	Less than one percent
(1)

Madison Dearborn Capital Partners, L.P. (“MDCP”) is the record owner of 1,864,929 shares and Madison Dearborn Capital Partners II, L.P. (“MDCPII”) is the record owner of 1,864,940 shares. The shares held by MDCP may be deemed to be beneficially owned by Madison Dearborn Partners, L.P. (“MDP”), the sole general partner of MDCP. The shares held by MDCPII may be deemed to be beneficially owned by Madison Dearborn Partners II, L.P. (“MDPII”), the sole general partner of MDCPII. John A. Canning, Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of (i) MDP that has the power, acting by majority vote, to vote or dispose of the shares directly held by MDCP and (ii) MDPII that has the power, acting by majority vote, to vote or dispose of the shares directly held by

MDCPII. Messrs. Canning, Finnegan and Mencoff and MDP and MDPII each hereby disclaims any beneficial ownership of any shares directly held by MDCP and MDCPII. The address for MDCP, MDCPII, MDP, MDPII and Messrs. Canning, Finnegan and Mencoff is Three First National Plaza, Suite 3800, Chicago, IL 60602.

(2)	BIB Holdings (Bermuda) Ltd. is a wholly-owned subsidiary of Bahrain International Bank (E.C.) (the “Bank”). Based on information provided to us by the Bank, we understand that the creditors of the Bank agreed in May 2004 to an asset realization protocol which will entail a program for the realization of the assets of the Bank. According to the Bank, at the end of such process the Bank is expected to continue operations. The address of BIB Holdings (Bermuda) Ltd. and the Bank is Hedaya Building, Fifth Floor, Government Avenue, P.O. Box 5016, Manama, Kingdom of Bahrain.
(3)	Information as to shares owned by Manulife Financial Corporation (“MFC”), MFC Global Investment Management (U.S.A.) Limited and MFC Global Investment Management (U.S.), LLC is as of December 31, 2008, as set forth in an amendment to Schedule 13G filed with the SEC on February 11, 2009. The address of Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.
(4)	Information as to shares owned by Osterweis Capital Management, Inc., Osterweis Capital Management, LLC and John S. Osterweis is as of December 31, 2008, as set forth in a Schedule 13G filed with the SEC on February 9, 2009. The address of Osterweis Capital Management, Inc. is One Maritime Plaza, Suite 800, San Francisco, CA 94111.
(5)	Includes 1,373,772 shares held by the Vituli Family Trust, 221,321 shares held by CJN Enterprises of which Mr. Vituli is a general partner and 145,700 shares that are issuable upon the exercise by Mr. Vituli of stock options that are presently exercisable or exercisable within 60 days of April 15, 2009. CJN Enterprises is a partnership of family members of Mr. Vituli and of which Mr. Vituli is the general partner. All shares are deemed to be beneficially owned by Mr. Vituli. Excludes 84,459 shares held by the Alan Vituli Charitable Remainder Trust, of which Mr. Vituli is not deemed to have beneficial ownership.
(6)	Includes 97,133 shares that are issuable upon the exercise by Mr. Accordino of stock options that are presently exercisable or exercisable within 60 days of April 15, 2009.
(7)	Includes 10,467 shares that are issuable upon the exercise by Mr. Flanders of stock options that are presently exercisable or exercisable within 60 days of April 15, 2009.
(8)	Includes 11,725 shares that are issuable upon the exercise by Mr. Tunnessen of stock options that are presently exercisable or exercisable within 60 days of April 15, 2009.
(9)	Includes 11,725 shares that are issuable upon the exercise by Mr. Biviano of stock options that are presently exercisable or exercisable within 60 days of April 15, 2009.
(10)	Includes 2,100 shares that are issuable upon the exercise by each of Mr. Handel, Mr. Smith and Mr. Wilhite, respectively, of stock options that are exercisable within 60 days of April 15, 2009.
(11)	Includes 3,729,869 held by affiliates of Madison Dearborn Capital Partners as reported in footnote (1) above. Mr. Selati is a Managing Director of Madison Dearborn and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Selati disclaims beneficial ownership of all such shares.
(12)	The address of the Mr. Sonuga is Hedaya Building, Fifth Floor, Government Avenue, P.O. Box 5016, Manama, Kingdom of Bahrain.
(13)	Includes 301,757 shares that are issuable upon the exercise by our executive officers and directors upon the exercise of stock options that are presently exercisable or exercisable within 60 days of April 15, 2009. Also includes 3,729,869 shares held by affiliates of Madison Dearborn Capital Partners as reported in footnote (1) above. Mr. Selati is a Managing Director of Madison Dearborn and therefore he may be deemed to share voting and investment power over the shares owned by these entities, and therefore to beneficially own such shares. Mr. Selati disclaims beneficial ownership of all such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Agreement

On March 27, 1997, the Madison Dearborn Stockholders, BIB, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman entered into a registration agreement with us (as amended in connection with the IPO). The registration agreement provides the Madison Dearborn Stockholders and BIB the right to demand registration of our Common Stock held by them under the Securities Act. The registration agreement also provides that whenever we register shares of our Common Stock under the Securities Act (other than on a Form S-4 or Form S-8) including pursuant to a demand by the Madison Dearborn Stockholders or BIB, then all of these stockholders will have the right to register their shares of Common Stock as part of that registration. The registration rights under this agreement are subject to the rights of the managing underwriters, if any, to reduce or exclude certain shares owned by these shareholders from the registration. The registration agreement requires us to pay for all costs and expenses, other than underwriting discounts and commissions, for these stockholders, incurred in connection with the registration of shares under the agreement. Under the registration agreement, we have agreed to indemnify the holders of Common Stock entitled to registration rights against certain liabilities, including liabilities under the Securities Act.

Related Party Transaction Procedures

The Board of Directors has assigned responsibility for reviewing related party transactions to our Audit Committee. The Board of Directors and the Audit Committee have adopted a written policy pursuant to which certain transactions between us or our subsidiaries and any of our directors or executive officers must be submitted to the Audit Committee for consideration prior to the consummation of the transaction as required by the rules of the SEC. The Audit Committee reports to the Board of Directors on all related party transactions considered.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for determining and approving the compensation programs for our Chairman of the Board and Chief Executive Officer (the “CEO”) and our other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). As described below, the principal elements of our compensation programs include base salary, annual bonus, long-term incentives including stock options and the ability to defer the receipt of current compensation. Our CEO recommends to the Compensation Committee the base salary, annual bonus and long term compensation levels for the other named executive officers. The Compensation Committee regularly reviews comparative data about the compensation of executives in the restaurant industry. Based upon their review, we believe that our executive compensation plans and amounts are comparable to those offered by other restaurant companies with which we compete for executive talent.

Other than cash bonuses under our Executive Bonus Plan, the compensation paid to or earned by the Named Executive Officers in the 2008 fiscal year was, for the most part, approved by the Compensation Committee prior to and in connection with the IPO.

Objectives of Compensation Program

The primary objectives of our executive compensation programs are to enable us to attract and retain executives with the requisite qualifications and experience to achieve our business objectives. We accomplish this by utilizing compensation programs that encourage, recognize and reward individual performance and tie a portion of compensation to long-term Company performance. Our programs are designed to permit flexibility in establishing compensation for each individual based upon job responsibilities. We believe these programs provide incentives to improve short term performance, achieve long-term sustainable growth in earnings and align the interests of our executive team with our stockholders.

While the Compensation Committee is primarily responsible for the overall oversight of our executive compensation, the CEO, with the assistance of other members of management, provides recommendations with respect to compensation for the other executive officers.

The Compensation Committee believes that the CEO’s input is critical in determining the compensation of other executive officers given his day to day role in the Company and his responsibility in establishing and implementing the Company’s strategic plans. Therefore, while the Compensation Committee has been and will be primarily responsible for determining executive compensation, the CEO will continue to provide his input and recommendations to the Compensation Committee with respect to compensation for the other executive officers.

Elements of Our Compensation Programs

Currently, our executive compensation program consists of short-term compensation (salary and incentive bonus) and long-term compensation (stock options) to achieve our goal of improving earnings and achieving long term sustainable growth in revenues and earnings which we believe constitutes alignment with stockholders’ interests.

Short-Term Compensation

Base Salary.    The Compensation Committee annually reviews and approves the base salaries of our executive officers based upon recommendations from our CEO, taking into account competitive market compensation paid by comparable restaurant companies. Increases are not preset and take into account the individual’s performance, responsibilities of the position, potential to contribute to the long term objectives of the company, management skills, competitive data and future potential.

Salary planning includes guidelines set after considering competitive market data and current salary levels, as appropriate. At the end of the year, the CEO evaluates each Named Executive Officer’s performance and expected future contributions.

For the 2008 fiscal year, the base salaries of our CEO, Alan Vituli, and our President and Chief Operating Officer, Daniel T. Accordino (“President”), were determined pursuant to employment agreements with each of Mr. Vituli and Mr. Accordino, which became effective as of the Effective Time of the IPO in December 2006 and which were amended and restated as of December 13, 2008. Under such employment agreements, the base salaries for Mr. Vituli and Mr. Accordino in the 2008 fiscal year were fixed at $672,700 and $517,500 per year, respectively, which represented a 3.5% increase over their respective base salaries in the 2007 fiscal year. The employment agreements provide that the base salaries of Messrs. Vituli and Accordino may be increased annually at the sole discretion of the Compensation Committee.

Other than our CEO and President, none of our named executive officers has an employment agreement that provides base salary terms. In fiscal 2008, the base salary increases over fiscal 2007 for the Named Executive Officers ranged from 2.8% to 3.5%.

Annual Incentive Bonus Payments.    Annual cash bonuses are an important component of our compensation program for our executive officers and are approved by the Compensation Committee. Our Executive Bonus Plan is established annually by the Compensation Committee and measures performance over the Company’s fiscal year. Under our Executive Bonus Plan, annual incentive bonus payments are typically paid in March based on performance for the prior fiscal year.

Each of the Named Executive Officers is eligible to receive a maximum annual incentive bonus ranging from 90% to 105% of base salary, depending on position. With respect to each of the Named Executive Officers other than James E. Tunnessen and Michael A. Biviano, the majority of the potential bonus payments are tied to the level of increase in earnings per share (“EPS”) (as defined and measured under the Executive Bonus Plan) and provide for larger payments to the extent that those thresholds are exceeded. The majority of the potential bonus payment for Mr. Tunnessen is tied to the level of increase in stockholder value of Pollo Tropical (as defined and measured under the Executive Bonus Plan). The majority of the potential bonus payment for Mr. Biviano is tied to the level of increase in stockholder value of Taco Cabana (as defined and measured under the Executive Bonus Plan).

Our CEO’s and President’s maximum bonuses were established at 105% and 100%, respectively, of their base salaries, and were based solely on our financial performance and the increase in EPS in the 2008 fiscal year as compared to the EPS for the 2007 fiscal year. Under the Executive Bonus Plan, EPS is defined as the earnings per share of the Company (based on fully diluted shares outstanding) in accordance with GAAP, excluding, at the Compensation Committee’s reasonable discretion, gains or losses that are extraordinary, unusual or non-recurring and may also be based on pro forma calculations. Under the Executive Bonus Plan, if we achieved at least a 10% increase in EPS in fiscal 2008 as compared to fiscal 2007 (as determined by the Compensation Committee in accordance with the plan), each of our CEO and President was entitled to receive a bonus at the rate of 3.5% of his respective base compensation for each 1% increase in excess of the minimum of 10%, up to the maximum percentage of base salaries set forth above. Consequently, in the 2008 fiscal year our CEO and President did not earn a bonus.

With respect to the other Named Executive Officers under the Executive Bonus Plan, if we achieved at least a 10% increase in EPS in fiscal 2008 as compared to fiscal 2007, Paul R. Flanders, our Vice President and Chief Financial Officer, would be entitled to receive a bonus at the rate of 2% of his base salary for each 1% increase in EPS in excess of the minimum of 10%, up to a maximum of 60% of his base salary. In addition, Mr. Flanders was also eligible to receive a bonus of up to 30% of base salary, based on his respective individual attainment of specified goals and objectives established for the year. Payments of that portion of Mr. Flanders’ bonus tied to individual goals are determined based on the discretion of the CEO and the President based on evaluating achievement of each individual’s goals and objectives. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a pre-determined minimum level of EBITDA for the Company. Consequently, in fiscal 2008 Mr. Flanders did not earn a bonus.

Under the Executive Bonus Plan, James E. Tunnessen, the Executive Vice President, Pollo Tropical, and Michael A. Biviano, the Executive Vice President, Taco Cabana, would receive a bonus if the Pollo Tropical and Taco Cabana stockholder value increased 10% in fiscal 2008 as compared to fiscal 2007 and such bonus would be earned at the rate of 2% of Messrs. Tunnessen and Biviano’s respective base salaries for each 1% increase in Pollo Tropical and Taco Cabana stockholder value in excess of the minimum of 10% up to a maximum bonus of 50% of Messrs. Tunnessen and Biviano’s respective base salaries. Under the plan, Pollo Tropical and Taco Cabana stockholder value is measured by a defined formula, as determined by the Compensation Committee, based upon a multiple of Segment EBITDA of Pollo Tropical and Taco Cabana less certain capital expenditures, outstanding indebtedness and intercompany amounts, as adjusted to reflect capital advances, contributions or redemptions. Also, if we achieved at least a 10% increase in EPS (as determined above) in fiscal 2008 as compared to fiscal 2007, Messrs. Tunnessen and Biviano would also earn a bonus at the rate of 1% of their base salary for each 1% increase in EPS in excess of the minimum of 10% up to a maximum of 17% of their respective base salary. In addition, Messrs. Tunnessen and Biviano were also eligible to receive a bonus of up to 33% of their base salaries, which is based on their attainment of specified goals and objectives established for the year for Messrs. Tunnessen and Biviano and determined and paid in the same manner as provided above for Mr. Flanders. The payment of this portion of the bonus is also conditioned, in its entirety, on the achievement of a predetermined minimum level of Segment EBITDA of Pollo Tropical and Taco Cabana. Consequently, in fiscal 2008, Messrs. Tunnessen and Biviano did not earn a bonus.

Long-Term Compensation

The long-term incentive compensation utilized by us for our senior management is an equity based compensation plan designed to create alignment of senior management’s interests with those of our long term stockholders. Stock options utilized in the plan have a time-based vesting schedule with a certain percentage of options vesting over a period of time established by the Compensation Committee under our 2006 Stock Incentive Plan, which we refer to as our stock incentive plan. During fiscal 2007, our Compensation Committee established a policy with respect to granting stock options under our stock incentive plan. The Compensation Committee will annually grant stock options to employees, including the Named Executive Officers, on each January 15 (with an alternative date of July 15 for new employees or employees promoted after January 15). Accordingly, the measurement of the value of any stock option will be based upon the price of our Common Stock at the close of business on those respective grant dates. The Compensation Committee will annually grant such stock options on January 15 based upon recommendations from our CEO, who will provide such recommendations after evaluating the individual performance of our employees (including the Named Executive Officers (other than the CEO)). Such performance evaluations coincide with our normal end of year annual review process for employees and senior management. This is a significant component of the total compensation package for the Named Executive Officers and is an important retention tool. Because the Compensation Committee’s policy is to grant options annually on a fixed date, the Compensation Committee may grant stock options at a time when it, as well as the CEO and senior management, is aware of material non-public information that, once made public, could either have a positive or negative effective on the price of our Common Stock.

2006 Stock Incentive Plan.    In connection with our IPO, we adopted our stock incentive plan, which provides for the grant of stock options and stock appreciation rights, stock awards, performance awards, outside director stock options and outside director stock awards. Any officer, employee, associate, director and any consultant or advisor providing services to us are eligible to participate in the stock incentive plan.

The stock incentive plan is administered by the Compensation Committee which approves awards and may base its considerations on recommendations by our CEO. The Compensation Committee has the authority to

(1) approve stock incentive plan participants, (2) approve whether and to what extent stock options, stock appreciation rights and stock awards are to be granted and the number of shares of stock to be covered by each award (other than an outside director award), (3) approve forms of agreement for use under the stock incentive plan, (4) determine terms and conditions of awards (including, but not limited to, the option price, any vesting restriction or limitation, any vesting acceleration or waiver or forfeiture, and any right of repurchase, right of first refusal or other transfer restriction regarding any award), (5) modify, amend or adjust the terms and conditions of any award, (6) determine the fair market value, and (7) determine the type and amount of consideration to be received by us for any stock award issued.

Stock option grants were made to the Named Executive Officers on January 15, 2008. No stock options or other equity awards were granted to any Named Executive Officers in 2007. In 2006, the only grants of equity incentive awards to the Named Executive Officers were a special grant of stock options under our stock incentive plan made in connection with, and subject to the completion of, our IPO. Special grants of stock options were also made to our other executive officers and certain employees in connection with our IPO. Such grants were approved on December 12, 2006. Such grants of stock options in 2006 are not necessarily reflective of the size and amounts of option grants or other equity incentive awards to be made to the Named Executive Officers in future years.

FAS 123R valuation of equity awards.    Effective January 2, 2006, we adopted SFAS No. 123(R), “Share-Based Payment” (“SFAS 123R”) using the modified prospective transition method. Accordingly, we apply the Black-Scholes valuation model in determining the fair value of stock options granted to employees, including the Named Executive Officers, which is then amortized on a straight-line basis to compensation expense over the requisite service period. For restricted stock awards, the fair market value of the award, determined based upon the closing value of our stock price on the grant date, is amortized as compensation expense on a straight-line basis over the vesting period of the award.

Other Benefits

Deferred Compensation Plan.    We provide certain benefits under The Carrols Corporation and Subsidiaries Deferred Compensation Plan (the “Deferred Compensation Plan”) which is discussed on page 23 of this Proxy Statement.

Change of Control and Severance Benefits.    For a discussion of change of control arrangements or severance arrangements and the triggers for payments under such arrangements, please see pages 24 through 26 of this Proxy Statement under the heading “Potential Payments Upon Termination or Change of Control”.

Other Post-Employment Benefits.    The employment agreements for Messrs. Vituli and Accordino each provide for continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents after cessation of employment with the Company for the remainder of their respective lives.

Compensation for the Named Executive Officers

As mentioned above, in December 2006, we entered into an employment agreement with our CEO, Alan Vituli, which became effective as of the Effective Time of our IPO, which employment agreement was amended and restated as of December 13, 2008. Such amended and restated employment agreement governs the terms of Mr. Vituli’s compensation, including establishing his base salary for the 2008 fiscal year. Mr. Vituli’s employment agreement is further described on pages 20 and 21 of this Proxy Statement.

Also, as mentioned above, in December 2006, we entered into an employment agreement with our President, Daniel T Accordino, which became effective as of the Effective Time. This employment agreement was amended and restated as of December 13, 2008. Such amended and restated employment agreement governs the terms of Mr. Accordino’s compensation, including establishing his base salary for the 2008 fiscal year. Mr. Accordino’s employment agreement is further described on page 21 of this Proxy Statement.

None of the other Named Executive Officers have an employment agreement with us.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Clayton E. Wilhite, Chairman

Robin P. Selati

Jack A. Smith

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the fiscal year ended December 31, 2008 were Robin P. Selati, Jack A. Smith and Clayton E. Wilhite. None of the members of the Compensation Committee were, during such year, an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company. In addition, no executive officer of the Company served as a director or a member of the compensation committee of any other entity one of whose executive officers served as a director or on the Compensation Committee of the Company. None of the members of the Compensation Committee has any relationship required to be disclosed under this caption under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded or paid to, or earned by, each of the Named Executive Officers for the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards ($)	Option Awards (2)($)	Non- Equity Incentive Plan Compensation ($)	Change in Nonqualified Deferred Compensation Earnings (3)($)	All Other Compensation ($)	Total ($)
Alan Vituli	2008	$672,700	$—	—	$224,660	—	$30,054	—	$927,414
Chairman of the Board and Chief Executive Officer	2007	$650,008	$474,565	—	$—	—	$32,056	—	$1,156,629
	2006	$625,000	$310,832	—	$18,294	—	$18,365	—	$972,491

Daniel T. Accordino	2008	$517,500	$—	—	$34,205	—	$31,718	—	$583,423
President, Chief Operating Officer and Director	2007	$500,008	$365,050	—	$—	—	$27,938	—	$892,996
	2006	$480,004	$238,719	—	$5,398	—	$17,132	—	$741,253

Paul R. Flanders	2008	$255,600	$—	—	$5,879	—	—	—	$261,479
Vice President, Chief Financial Officer and Treasurer	2007	$247,008	$170,806	—	$—	—	—	—	$417,814
	2006	$233,040	$115,898	—	$725	—	—	—	$349,663

James E. Tunnessen	2008	$293,004	$—	—	$4,008	—	—	—	$297,012
Executive Vice President, Pollo Tropical	2007	$285,000	$128,250	—	$—	—	—	—	$413,250
	2006	$285,000	$—	—	$947	—	—	—	$285,947

Michael A. Biviano	2008	$293,004	$—	—	$4,008	—	—	—	$297,012
Executive Vice President, Taco Cabana	2007	$285,000	$71,250	—	$—	—	—	—	$356,250
	2006	$275,004	$—	—	$947	—	—	—	$275,951

(1)	We provide bonus compensation to our executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. See “Compensation Discussion and Analysis” above for a discussion of our Executive Bonus Plan. Amounts include cash bonuses paid in fiscal year 2008 and 2007 with respect to services rendered in fiscal year 2007 and 2006, respectively. No bonuses were accrued or were paid related to services rendered for fiscal year 2008.
(2)	The amounts shown in this column include stock options granted under our stock incentive plan during 2008 and 2006. There were no option awards granted in 2007. This column reflects the dollar amount recognized with respect to such grants for financial statement reporting purposes for the fiscal year ended December 31, 2008 and 2006 in accordance with SFAS 123R, excluding estimated forfeitures. See Notes 1 and 11 to our consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 9, 2009 for assumptions used in the calculation of this amount. There were no forfeitures in 2008, 2007 or 2006 by the Named Executive Officers. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the executives. The actual value, if any, that an executive may realize upon exercise of the options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. These grants are included and discussed further in the tables included below under “Outstanding Equity Awards at Fiscal Year-End”.
(3)	These amounts represent the above-market portion of earnings on compensation deferred by the Named Executive Officers under our nonqualified Deferred Compensation Plan. Earnings on deferred compensation are considered to be above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. At December 31, 2008, 2007 and 2006 120% of the federal long-term rate was 5.35%, 5.68% and 5.76% per annum, respectively, and the interest rate paid to participants in each year was 8.0% per annum.

Vituli Employment Agreement

In December 2006, we and Carrols entered into an employment agreement with Alan Vituli and in December of 2008 we and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Alan Vituli. Pursuant to such employment agreement, as currently in effect, which originally became effective as of the Effective Time and which will expire on December 31, 2009, Mr. Vituli will continue to serve as Carrols’ and our Chairman of the Board of Directors and Chief Executive Officer. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Vituli, we or Carrols elect not to renew the employment agreement by giving written notice to the others at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Vituli will initially receive an annual base salary of $650,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Mr. Vituli’s current base salary is $672,700. Pursuant to the employment agreement, Mr. Vituli will participate in Carrols’ Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees as determined by our compensation committee.

Accordino Employment Agreement

In December 2006, we and Carrols entered into an employment agreement with Daniel T. Accordino and in December of 2008 we and Carrols entered into an amendment and restatement of such December 2006 employment agreement with Daniel T. Accordino. Pursuant to such employment agreement, as currently in effect, which originally became effective as of the Effective Time and which will expire on December 31, 2009, Mr. Accordino will continue to serve as Carrols’ and our President and Chief Operating Officer. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Accordino, we or Carrols elect not to renew the employment agreement by giving written notice to the others at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Accordino will initially receive an annual base salary of $500,000 and provides that such amount may be increased annually at the sole discretion of our Compensation Committee. Mr. Accordino’s current base salary is $517,500. Pursuant to the employment agreement, Mr. Accordino will participate in Carrols’ Executive Bonus Plan, and any stock option or other equity incentive plans applicable to executive employees, as determined by our compensation committee.

GRANTS OF PLAN-BASED AWARDS

The following table provides certain information regarding grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2008.

Name	Grant Date	Approval Date (1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Option Awards ($)(4)
Alan Vituli	01/15/08	01/11/08	96,000	$8.08	$234,288
Daniel T. Accordino	01/15/08	01/11/08	64,000	$8.08	$178,355
Paul R. Flanders	01/15/08	01/11/08	11,000	$8.08	$30,655
James E. Tunnessen	01/15/08	01/11/08	7,500	$8.08	$20,901
Michael A. Biviano	01/15/08	01/11/08	7,500	$8.08	$20,901

(1)	The grants of plan-based awards in this table above were approved by our Compensation Committee on January 11, 2008.
(2)	Amounts shown in this column reflect the number of option awards granted to each Named Executive Officer pursuant to our stock incentive plan during 2008. Messrs. Vituli and Accordino were each granted non-qualified stock options. Messrs. Flanders, Tunnessen and Biviano were each granted incentive stock options within the meaning if Section 422 of the Internal Revenue Code of 1986, as amended. All of such options vest over a period of five years, with one-fifth of such options vesting and becoming exercisable on the first anniversary of the grant date and one-sixtieth of such options vesting and becoming exercisable monthly on the first day of each month subsequent to the first anniversary of the grant date.
(3)	All stock options were granted with an exercise price per share equal to the fair market value of our Common Stock on the date of grant, or $8.08 per share.
(4)	The value of option awards granted in 2008 is based on the grant date fair value computed in accordance with SFAS No. 123R. See Notes 1 and 11 to our consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 9, 2009, for assumptions used in the calculation of this amount.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to the value of all equity awards that were outstanding at the 2008 fiscal year end for each of the Named Executive Officers.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alan Vituli (1)(2)	47,400	71,100	—	$13.00	12/14/2013	—	—	—	—
	47,400	71,100	—	$15.60	12/14/2013	—	—	—	—
	—	96,000	—	$8.08	01/15/2015	—	—	—	—

Daniel T. Accordino (1)(3)	31,600	47,400	—	$13.00	12/14/2013	—	—	—	—
	31,600	47,400	—	$15.60	12/14/2013	—	—	—	—
	—	64,000	—	$8.08	01/15/2015	—	—	—	—

Paul R. Flanders (1)	2,940	4,410	—	$13.00	12/14/2013	—	—	—	—
	2,940	4,410	—	$15.60	12/14/2013	—	—	—	—
	—	11,000	—	$8.08	01/15/2015	—	—	—	—

James E. Tunnessen (1)	3,840	5,760	—	$13.00	12/14/2013	—	—	—	—
	3,840	5,760	—	$15.60	12/14/2013	—	—	—	—
	—	7,500	—	$8.08	01/15/2015	—	—	—	—

Michael A. Biviano (1)	3,840	5,760	—	$13.00	12/14/2013	—	—	—	—
	3,840	5,760	—	$15.60	12/14/2013	—	—	—	—
	—	7,500	—	$8.08	01/15/2015	—	—	—	—

(1)	In December 2006 and January 2008, we granted option awards to each Named Executive officer pursuant to our stock incentive plan. Messrs. Vituli and Accordino were each granted non-qualified stock options. Messrs. Flanders, Tunnessen and Biviano were each granted incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. All such options vest over a period of five years, with one-fifth of such options vesting and becoming exercisable on the first anniversary of the grant date and one-sixtieth of such options vesting and becoming exercisable monthly on the first day of each month subsequent to the first anniversary of the grant date.
(2)	Pursuant to Mr. Vituli’s current employment agreement, all of Mr. Vituli’s unvested stock options will immediately vest and become exercisable in the event that we or Carrols elect not to renew Mr. Vituli’s employment agreement after the extended term, which expires on December 31, 2009, and Mr. Vituli ceases to be employed after the end of such extended term, or if Mr. Vituli’s employment is terminated by us or Carrols without cause (as defined in Mr. Vituli’s employment agreement) or upon Mr. Vituli’s retirement.
(3)	Pursuant to Mr. Accordino’s employment agreement, all of Mr. Accordino’s unvested stock options will immediately vest and become exercisable in the event that Mr. Accordino’s employment is terminated by Mr. Accordino for the reason that Mr. Vituli has ceased to be Chief Executive Officer of us or Carrols and a person other than Mr. Accordino has succeeded Mr. Vituli as Chief Executive Officer.
(4)	Stock options are granted with an exercise price per share equal to the closing price of the Company’s common stock on the grant date.

OPTIONS EXERCISED AND STOCK VESTED

The Named Executive Officers did not exercise any stock options during the fiscal year ended December 31, 2008. In addition, the Named Executive Officers currently do not hold any restricted stock.

NONQUALIFIED DEFERRED COMPENSATION

We have a Deferred Compensation Plan for employees not eligible to participate in the Carrols Corporation Retirement Savings Plan (the “Retirement Plan”) because they have been excluded as “highly compensated” employees (as so defined in the Retirement Plan), to voluntarily defer portions of their base salary and annual bonus. An eligible employee may elect, on a deferral agreement, to defer all or a specified percentage of base salary and, if applicable, all or a specified percentage of cash bonuses. All amounts deferred by the participants earn interest at 8% per annum. We do not match any portion of the funds. All of the Named Executive Officers are eligible to participate in our Deferred Compensation Plan.

The following table describes contributions, earnings and balances at December 31, 2008 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Alan Vituli	$467,684	—	$87,175	$(983,218)	$1,218,037
Daniel T. Accordino	$864,741	—	$91,380	$(753,813)	$1,491,305
Paul R. Flanders	—	—	—	—	—
James E. Tunnessen	—	—	—	—	—
Michael A. Biviano	—	—	—	—	—

(1)	The contributions reported for Mr. Vituli and Mr. Accordino were paid and contributed in 2008 with respect to services rendered in fiscal 2008 and bonus payments earned in fiscal 2007.
(2)	Earnings represent the interest earned on amounts deferred at 8.0% per annum.
(3)	Amounts reported in this column include contributions that the Named Executive Officer made in 2008, 2007 and 2006, as well as aggregate earnings on the account balances as of year-end 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-OF-CONTROL

Vituli and Accordino Employment Agreements

Mr. Vituli’s and Mr. Accordino’s respective employment agreements provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated without cause (as defined in their respective employment agreements) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (as defined in their respective employment agreements), (a) in each case within twelve months following a change of control (as defined in their respective employment agreements), or (b) and a binding agreement with respect to a change of control transaction was entered into during the term of his employment and such change of control transaction occurs within 12 months after the date of his termination of employment, then in either case, Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment equal to 2.99 multiplied by the average of the sum of the their respective base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. Their respective employment agreements also provide that if Mr. Vituli’s or Mr. Accordino’s employment is terminated by us or Carrols without cause (other than following a change of control as described above) or Mr. Vituli or Mr. Accordino terminate their respective employment for good reason (other than following a change of control as described above), Mr. Vituli and Mr. Accordino will each receive a cash lump sum payment in an amount equal to two multiplied by the average of the sum of their respective base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination. Their respective employment agreements include non-competition and non-solicitation provisions effective during the term of their respective employment agreements and for two years following the termination of their respective employment agreements.

Change of Control/Severance Agreement

In December 2006, we and Carrols entered into a change of control/severance agreement with each of Messrs. Flanders, Tunnessen and Biviano and six of our other officers. Each change of control/severance agreement provides that if within one year following a “change of control” (as defined in the change of control/severance agreement), such employee’s employment is terminated by us or Carrols without cause (as defined in the change of control/severance agreement) or by such employee for good reason (as defined in the change of control/severance agreement), then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to the product of 18 and the employee’s monthly base salary at the then current rate, (b) an amount equal to the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. Each change of control/severance agreement also provides that if prior to a change of control or more than one year after a change of control, such employee’s employment is terminated by us or Carrols without cause or by such employee for good reason, then such employee will be entitled to receive (a) a cash lump sum payment in the amount equal to one year’s salary at the then current rate, (b) an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the employee incurs a termination of employment to which the employee would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan then in effect, and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to 18 months. The payments and benefits due under each change of control/severance agreement cannot be reduced by any compensation earned by the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against the employee.

The following table summarizes estimated benefits that would have been payable to Messrs. Vituli and Accordino if the employment of such executive officer had been (1) terminated on December 31, 2008 by the Company without “cause” or by the executive officer for “good reason” within 12 months of a change of control of the Company; (2) terminated on December 31, 2008 by the Company without “cause” or by the executive officer for “good reason” and (a) a binding agreement with respect to a change of control transaction was entered into during the term of employment of such executive officer and (b) such change of control transaction occurs within 12 months after the date of termination of employment of such executive officer; (3) terminated by the Company for “cause” or by the executive without “good reason” on December 31, 2008; (4) terminated by the Company without “cause” or by the executive for “good reason”; (5) terminated by the Company due to disability; and (6) terminated due to death. The closing price of our Common Stock on December 28, 2008 (the last trading day in our 2008 fiscal year) was $2.70.

Name	Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control ($)		Terminated Without Cause or by Employee For Good Reason Within 12 Months of a Change in Control Pursuant to a Binding Agreement Entered Into Prior to Termination ($)		Terminated For Cause or by Employee Without Good Reason ($)	Terminated Without Cause or by Employee For Good Reason ($)		Disability ($)		Death ($)
Alan Vituli
Severance	$2,907,788	(1)	$2,907,788	(1)	$—	$1,945,009	(2)	$2,018,100	(3)	$—
Bonus (4)	—		—		—	—		—		—
Accrued Vacation (5)	50,000		50,000		50,000	50,000		—		—
Welfare Benefits (6)	135,731		135,731		—	135,731		135,731		135,731
Deferred Compensation Plan (7)	1,267,577		1,267,577		1,267,577	1,267,577		1,267,577		1,267,577
Equity (8)	—		—		—	—		—		—

Total	$4,361,096		$4,361,096		$1,317,577	$3,398,317		$3,421,408		$1,403,308

Daniel T. Accordino
Severance	$2,191,952	(1)	$2,191,952	(1)	$—	$1,466,189	(2)	$1,552,500	(3)	$—
Bonus (4)	—		—		—	—		—		—
Accrued Vacation (5)	38,462		38,462		38,462	38,462		—		—
Welfare Benefits (6)	189,552		189,552		—	189,552		189,552		189,552
Deferred Compensation Plan (7)	1,551,961		1,551,961		1,551,961	1,551,961		1,551,961		1,551,961
Equity (8)	—		—		—	—		—		—

Total	$3,971,927		$3,971,927		$1,590,423	$3,246,163		$3,294,013		$1,741,513

(1)	Reflects a lump sum cash payment in an amount equal to 2.99 multiplied by the average of the sum of the base salary and the annual bonus paid under the Executive Bonus Plan or deferred in accordance with the Deferred Compensation Plan in the five calendar years prior to the date of termination (the “Five-Year Compensation Average”).
(2)	Reflects a lump sum cash payment in an amount equal to 2.00 multiplied by such executive officer’s Five Year Compensation Average.
(3)	Such amounts based on the base salary in effect at December 31, 2008 of $672,700 and $517,500 for Messrs. Vituli and Accordino, respectively, for a period of three years.
(4)	Reflects a lump sum cash payment in an amount equal to the pro rata portion of Messrs. Vituli’s and Accordino’s annual bonus under our Executive Bonus Plan for the year in which such executive officer’s employment is terminated. Amount represents the bonus earned by the executive for the year ended December 31, 2008.
(5)	Amount represents four weeks of accrued but unpaid vacation as of December 31, 2008, based on the annual salary of $672,700 and $517,500 in effect at December 31, 2008 for Messrs. Vituli and Accordino, respectively.
(6)	The employment agreements for Messrs. Vituli and Accordino each require continued coverage under our welfare and benefits plans for such executive officer and his eligible dependents for the remainder of their respective lives. The amount included in this table was actuarially determined based on the present value of future health care premiums paid for by the Company discounted at a rate of 6.70%.
(7)	Reflects all amounts previously deferred under our Deferred Compensation Plan, including any accrued interest through the six-month anniversary of the date of termination of employment, and not yet paid by the Company as of December 31, 2008.
(8)

All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with our stock incentive plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2008 and the closing price of our Common Stock on December 31, 2008 of $2.70. At December 31, 2008, none of the executive officer’s outstanding options were considered in-the-money as the exercise price per share exceeded the closing price of the Common Stock.

The following table summarizes estimated benefits that would have been payable to each Named Executive Officer identified in the table if the employment of such executive officer had been terminated on December 31, 2008 by the Company without “cause” or by the executive officer for “good reason” within one year after a change of control; or if the employment of such executive officer had been terminated on December 31, 2008 by the Company without “cause” or by the executive officer for “good reason” prior to a change of control or more than one year after a change of control:

	Paul R. Flanders				James E. Tunnessen				Michael A. Biviano
	Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)		Terminated Without Cause or by Employee for Good Reason Within 12 Months of a Change in Control (1)($)		Terminated Without Cause or by Employee for Good Reason Prior to a Change in Control or More Than One Year After a Change in Control (2)($)
Severance	$396,819	(1)	$264,546	(3)	$449,883	(1)	$303,259	(3)	$449,883	(1)	$303,259	(3)
Bonus	—	(2)	—	(4)	—	(2)	—	(4)	—	(2)	—	(4)
Welfare Benefits (5)	25,780		25,780		17,523		17,523		18,019		18,019
Equity (6)	—		—		—		—		—		—

Total	$422,599		$290,326		$467,406		$320,782		$467,902		$321,278

(1)

Reflects a cash lump sum payment in an amount equal to 18 multiplied by the amount of the Named Executive Officer’s monthly base salary in effect at December 31, 2008 plus interest of 7% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2008 of 4% plus 3%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(2)

Reflects an amount equal to the aggregate bonus payment for the year in which the Named Executive Officer incurs a termination of employment to which he would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 31, 2008. Such payment would be made no later than March 15th of the calendar year following the calendar year the Named Executive Officer’s employment is terminated.

(3)

Reflects a cash lump sum payment in the amount equal to one year of base salary in effect at December 31, 2008 plus interest of 7% per annum (determined as the prime commercial rate established by the principal lending bank at December 31, 2008 of 4% plus 3%) until the time of payment which would be the 5th business day following the six month anniversary of termination.

(4)	Reflects an amount equal to the pro rata portion of the aggregate bonus payment for the year in which the Executive incurs a termination of employment to which the Executive would otherwise have been entitled had his employment not terminated under the Executive Bonus Plan in effect at December 31, 2008.
(5)	Reflects continued coverage of group term life and disability insurance and group health and dental plan coverage for such Named Executive Officer and his dependents for a period of 18 months based on rates in effect at December 31, 2008 without discounting.
(6)	All outstanding stock options held by the executive officer will automatically vest and become exercisable. Unlike other payments in this table, the options vest and become immediately exercisable in accordance with our stock incentive plan even if the executive officer’s employment is not terminated following a change of control (i.e. it is a “single trigger”). The amount is based on the stock options held by each executive officer at December 31, 2008 and the closing price of our Common Stock on December 31, 2008 of $2.70. At December 31, 2008, none of the executive officer’s outstanding options were considered in-the-money as the exercise price exceeded the closing price of the Common Stock.

DIRECTOR COMPENSATION

The following table summarizes the compensation we paid to our non-employee directors during the fiscal year ended December 31, 2008. Compensation information for Alan Vituli, our Chief Executive Officer, and Daniel Accordino, our Chief Operating Officer, is set forth in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Award (2) ($)	Option Award (3) ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robin P. Selati	$40,500	—	—	—	—	—	$40,500
Olaseni Adeyemi Sonuga	$36,500	—	—	—	—	—	$36,500
Clayton E. Wilhite	$55,500	$17,420	$5,519	—	—	—	$78,439
Jack A. Smith	$48,500	$17,420	$5,519	—	—	—	$71,439
Joel M. Handel	$40,000	$17,420	$5,519	—	—	—	$62,939

(1)	The amounts listed in this column include the payment of director fees at rates in effect subsequent to the completion of our IPO.
(2)	In connection with our IPO, each non-employee director (other than Messrs. Selati and Sonuga) was awarded 6,700 shares of restricted Common Stock under our stock incentive plan. The restricted stock awards vest one-fifth on the first anniversary of the award date and an additional one-fifth on each subsequent anniversary of the award date, provided that, the participant has continuously remained a director of the Company. This column reflects the dollar amount recognized for financial statement reporting purposes with respect to such award for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R), excluding estimated forfeitures. See Notes 1 and 11 of the consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 9, 2009, for assumptions used in the calculation of this amount. There were no forfeitures in 2008 by these persons. The total grant-date fair value of the award to each director was $87,100, calculated utilizing the provisions of SFAS No. 123R.
(3)	On both June 9, 2008 and May 31, 2007, Messrs. Wilhite, Smith and Handel were each granted 3,500 share options under our stock incentive plan. The options vest one-fifth on the first anniversary of the award date and an additional one-fifth on each subsequent anniversary of the award date, provided that, the participant has continuously remained a director of the Company. This column reflects the dollar amount recognized for financial statement reporting purposes with respect to such award for the fiscal year ended December 31, 2008 in accordance with SFAS 123(R), excluding estimated forfeitures. See Notes 1 and 11 of the consolidated financial statements for the year ended December 31, 2008, which are included in our Annual Report on form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 9, 2009, for assumptions used in the calculation of this amount. There were no forfeitures in 2008 by these persons. The total grant-date fair value of the shares to each director in 2008 and 2007 was $20,549 and $23,730, respectively, calculated utilizing the provisions of SFAS No. 123R.

We use a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on our Board of Directors. Effective upon completion of our IPO, the members of the Board of Directors, except for any member who is an executive officer or employee, each receives a fee for serving on our Board or Board committees. Non-employee directors receive compensation for board service as follows:

•	Annual retainer of $30,000 per year for serving as a director.

•

Attendance fees of an additional $2,000 for each Board of Directors meeting attended in person and $500 for each Board of Directors meeting attended telephonically or by videoconference. The chairman of the Audit Committee receives an additional fee of $10,000 per year and each other member of the Audit Committee receives an additional fee of $2,500 per year. The chairman of the Compensation Committee receives an additional fee of $5,000 per year and each other member of the Compensation

Committee receives an additional fee of $2,500 per year. The chairman of the Corporate Governance and Nominating Committee receives an additional fee of $2,500 per year. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the Board of Directors.

•

Under our stock incentive plan, members of our Board of Directors, except for any member who is an executive officer or employee and Mr. Selati and Mr. Sonuga (or any other director designated by the Madison Dearborn Stockholders or BIB) will receive stock options to purchase 3,500 shares of our Common Stock on the date of each annual meeting of our stockholders. For 2009, the Board of Directors approved the grant of an additional 1,500 stock options on the date of the annual meeting of our stockholders to such directors. In connection with the IPO, each of Messrs. Wilhite, Smith and Handel received 6,700 shares of restricted Common Stock. Upon becoming a director, any future director will receive a number of shares of restricted Common Stock having an aggregate fair market value (as defined in our stock incentive plan) of $100,000.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit and report upon the consolidated financial statements of the Company for the fiscal year ending December 31, 2009. Although stockholder ratification of the Board’s action in this respect is not required, the Board’s considers it desirable for stockholders to pass upon the selection of auditors and, if the stockholders disapprove of the selection, intends to reconsider the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2009.

A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and is expected to be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009. Proxies received in response to this solicitation will be voted FOR the appointment of the independent registered public accounting firm unless otherwise specified in the proxy.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2008 and 2007 by its independent registered public accounting firm, Deloitte & Touche LLP:

	Fiscal Year Ended December 31,
	2008	2007
	(Amounts in thousands)
Audit Fees (1)	$857	$1,160
Audit-Related Fees	—	11

Total Audit and Audit Related Fees	857	1,171
Tax Fees (2)	52	32
All Other Fees (3)	—	194

Total	$909	$1,397

(1)	Audit fees represents the aggregate fees billed or to be billed for professional services rendered for the audit of our annual consolidated financial statements, review of interim quarterly financial statements included in our quarterly reports on Form 10-Q, and for the effectiveness of the Company’s internal controls over financial reporting.
(2)	The aggregate tax fees billed for professional services rendered for tax compliance.
(3)	All Other Fees consists of professional services rendered for information system consulting for the fiscal year ended December 31, 2007.

Policy on Audit Committee Pre-Approval of Services Provided by Deloitte & Touche LLP.

The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm, other than de minimis non-audit services, and shall not engage the independent registered public accounting firm to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may form one or more subcommittees, each of which shall take such actions as shall be delegated by the Audit Committee; provided, however, the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Incorporation By Reference

A copy of the our Annual Report on Form 10-K and all of the exhibits attached for the fiscal year ended December 31, 2008, as filed with the SEC, may be obtained from www.proxyvote.com or the SEC’s website at www.sec.gov. In addition, upon written request, we will send a complete copy of the Annual Report on Form 10-K as instructed on the Notice or below under “Other Matters”.

Other Matters

Stockholder proposals intended for inclusion in our proxy statement relating to the Annual Meeting of Stockholders in 2010 must be received by us no later than December 24, 2009. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a stockholder for consideration at the 2010 Annual Meeting of Stockholders but not submitted for inclusion in the proxy materials for such meeting unless notice of the matter is received by the Company on or prior to March 10, 2010 and certain other conditions of the applicable rules of the SEC are satisfied. Under our amended and restated bylaws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled Annual Meeting of Stockholders to be held in 2010, including nominations for election as directors of persons other than nominees of the Board of Directors, must be received no later than March 5, 2010 and must comply with the procedures outlined in our amended and restated bylaws, which may be found on our website www.carrols.com or a copy of which is available upon request from the Secretary of the Company, 968 James Street, Syracuse, New York 13203.

We will bear the cost of preparing, assembling and mailing the Notice and, if requested, the form of proxy, this Proxy Statement and other material which may be sent to stockholders in connection with this solicitation and all costs associated with the new SEC rule that allows us to deliver our proxy materials to stockholders via the Internet. In addition to solicitation of proxies by use of the Internet, telephone and mail, our directors, officers and employees (who will receive no compensation therefore in addition to their regular remuneration) may solicit the return of proxies by telephone, telegram or personal interview.

We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the Notice to their principals and to request instructions for voting the proxies. We may reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their expenses in connection therewith.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO JOSEPH A. ZIRKMAN, VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, CARROLS RESTAURANT GROUP, INC., 968 JAMES STREET, SYRACUSE, NEW YORK 13203, OR ORAL REQUEST TO MR. ZIRKMAN AT 315-424-0513.

Our Board of Directors does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than those set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

WE ENCOURAGE YOU TO AUTHORIZE YOUR PROXY ELECTRONICALLY BY GOING TO THE WEBSITE WWW.PROXYVOTE.COM OR BY CALLING THE TOLL-FREE NUMBER (FOR RESIDENTS OF THE UNITED STATES AND CANADA) LISTED ON YOUR NOTICE AND PROXY CARD. PLEASE HAVE YOUR NOTICE OR PROXY CARD IN HAND WHEN GOING ONLINE OR CALLING. IF YOU AUTHORIZE YOUR PROXY ELECTRONICALLY OVER THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD. IF YOU CHOOSE TO AUTHORIZE YOUR PROXY BY MAIL, SIMPLY MARK YOUR PROXY CARD, AND THEN DATE, SIGN AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By order of the Board of Directors,

JOSEPH A. ZIRKMAN
Vice President, General Counsel and Secretary

968 James Street

Syracuse, New York 13203

April 24, 2009

CARROLS RESTAURANT GROUP, INC. ATTN: PAUL R. FLANDERS, VP/CFO 968 JAMES STREET SYRACUSE, NY 13203

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE

PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M14235-P81038	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARROLS RESTAURANT GROUP, INC.
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Class III Directors		☐	☐	☐
1.	To elect as Class III Directors of Carrols Restaurant Group, Inc., the nominees below:

Nominees:
01) Robin P. Selati
02) Jack A. Smith
03) Olaseni Adeyemi Sonuga
Vote On Proposals					For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Carrols Restaurant Group, Inc. for the 2009 fiscal year.				☐	☐	☐
3.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.
The Annual Meeting of Stockholders will be held on Wednesday, June 3, 2009 at 1:00 pm EDT at the Newark Liberty International Airport Marriott, Newark, New Jersey 07114.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

These items of business are more fully described in the Proxy Statement. Only stockholders of record on April 15, 2009 may vote at the meeting or any adjournment thereof. To vote by internet, go to www.proxyvote.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

CARROLS RESTAURANT GROUP, INC.

PROXY FOR HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS ANNUAL MEETING OF STOCKHOLDERS

June 3, 2009

The stockholder hereby appoints Paul R. Flanders and Joseph A. Zirkman, or either of them, as proxies, each with full power of substitution and revocation, and hereby authorizes them to represent and vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Carrols Restaurant Group, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 P.M. EDT on June 3, 2009 at the Newark Liberty International Airport Marriott, Newark, New Jersey 07114 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Continued and to be signed on reverse side